Exhibit 99.1

Suffolk Bancorp Reports Second Quarter 2016 Results

Second Quarter 2016 Highlights

  Net income increased by 13% to $5.8 million versus second quarter 2015
  Demand deposits, representing 44% of total deposits, increased by 9.2% versus first quarter 2016 and 12.6% versus second quarter 2015
  Total cost of funds improved to 0.20% versus 0.23% in first quarter 2016
  Net interest margin and core net interest margin improved to 3.87% and 3.86%, respectively, versus 3.81% and 3.80% in first quarter 2016
  Operating efficiency ratio improved to 59.8% versus 61.4% in first quarter 2016 and 63.2% in second quarter 2015
  ROA and ROE improved to 1.05% and 11.23%, respectively, versus 0.89% and 9.64% in first quarter 2016

RIVERHEAD, N.Y.--(BUSINESS WIRE)--July 28, 2016--Suffolk Bancorp (the “Company”) (NYSE:SCNB), parent company of Suffolk County National Bank (the “Bank”), today reported net income of $5.8 million, or $0.48 per diluted common share, for the second quarter of 2016 compared to $5.1 million, or $0.43 per diluted common share, a year ago. For the six months ended June 30, 2016, the Company recorded net income of $10.6 million, or $0.89 per diluted common share, versus $9.1 million, or $0.77 per diluted common share for the comparable 2015 year-to-date period.

The 13.0% increase in second quarter 2016 earnings versus the comparable 2015 period resulted principally from a $1.2 million increase in net interest income coupled with a $191 thousand increase in non-interest income. Partially offsetting these improvements was a $145 thousand increase in total operating expenses and a higher effective tax rate (27.2% versus 23.6%) in 2016 when compared to the second quarter of 2015. The Company did not record a provision for loan losses in either period.

President & CEO Howard C. Bluver stated: “I am very pleased to report an outstanding second quarter. While the big news during the quarter was the announcement of a definitive merger agreement with People’s United Financial, it is gratifying to see that our continuing Company-wide focus on high quality execution resulted in strong financial performance across the board. We look forward to leveraging the strengths of our combined institutions to create additional value for all of our current and future stakeholders.

“First, our deposit businesses had a very strong second quarter. Total deposits grew approximately $79 million during the quarter, from $1.87 billion at March 31, 2016 to $1.95 billion at June 30, 2016, a 4.2% increase. Total deposits at June 30, 2016 increased 13.4% from the comparable quarter a year ago. However, the truly remarkable part of this growth story is that 92% of the second quarter’s deposit growth came from increases in non-interest bearing demand deposits, which grew approximately $72 million during the quarter, from $791 million at March 31, 2016 to $863 million at June 30, 2016, a 9.2% increase. Total demand deposits increased 12.6% from the comparable quarter a year ago. We are clearly benefitting from a robust start to the summer season in our traditional markets on the east end of Long Island, including the Hamptons, as well as significant deposit generation coming from our expansion markets in Nassau County and New York City as the offices we opened in those markets over the last three years continue to mature.

“The quarterly results on the deposit side support our firmly held view that the core deposit franchise we have built over 126 years is unique in our marketplace and gives us a significant competitive advantage. At the end of the second quarter, 44% of our total deposits were demand deposits, resulting in an extraordinarily low cost of funds of 20 basis points and an attractive net interest margin and core net interest margin of 3.87% and 3.86%, respectively. In addition, core deposits, consisting of demand, N.O.W., savings and money market funds, represented 88% of total deposits at June 30, 2016. Our laser-like focus on long-term customer relationships, superior service levels and low funding costs is an inherent part of our culture and is something we have benefitted from throughout all interest rate cycles over many decades. Our community-oriented culture and devotion to the highest levels of customer service also align perfectly with People’s United.

“Second, our lending businesses continue to perform well and are delivering high quality loan growth. While our total loan portfolio decreased $18.2 million on a linked-quarter basis, that was solely due to the fact that we sold approximately $48 million in portfolio multifamily loans during the quarter, generating a net gain of $457 thousand. Without such sales, linked-quarter growth in total loans would have been approximately $30 million, an increase of 1.7%. As we have previously articulated, the robust market for the kind of high quality multifamily loans we have originated provides us with the flexibility to periodically complete these types of strategic sales. This allows us to generate non-interest income, protect our net interest margin and address market and regulatory concerns regarding commercial real estate loan concentration levels. Going forward, we do not anticipate any additional loan sales this year. Notwithstanding the loan sales completed this quarter, total loans at June 30, 2016 were $253 million higher compared to June 30, 2015, representing a 17.2% year over year increase.

“I am also pleased to report that efforts to further diversify our loan portfolio are beginning to bear fruit. In this regard, our commercial and industrial (“C&I”) portfolio increased approximately $21 million on a linked-quarter basis, an increase of 10.6%. We expect this trend to continue, as several relationship managers we brought on in the last few months with experience in C&I lending continue to build their books of business. In addition, with respect to commercial real estate lending, we have spent the last few months implementing enhanced risk management processes in order to remain compliant with applicable regulatory guidance. As a result, we anticipate re-entering certain commercial real estate markets that we backed away from earlier this year, although we have no current plans to re-enter the multifamily lending markets in New York City.

“Third, credit quality continues to be strong in all categories. Total non-accrual loans at June 30, 2016 were $6.9 million, or 0.40% of total loans, compared to $7.0 million, or 0.40% of total loans, at March 31, 2016. All other key credit metrics remain solid and reflect our steadfast commitment to a strong and highly disciplined credit culture. Early delinquencies (30-89 days past due), which we manage aggressively as a harbinger of future credit issues, remain extremely low at $1.4 million, or 0.08% of total loans, at June 30, 2016. We also had net recoveries this quarter of $35 thousand. Given the continuous improvement we have seen in our credit profile, we believe we are well reserved. Our allowance for loan losses at June 30, 2016 was $21 million, or 1.21% of total loans and 304% of total non-accrual loans.

“Finally, we continue to be vigilant in controlling operating expenses and improving our efficiency. Total operating expenses in the second quarter were $13.3 million, which is only slightly higher than the $13.2 million in total operating expenses incurred in both the first quarter this year and the comparable period in 2015, notwithstanding the significant increase in revenue experienced this quarter compared to both prior periods. This improvement in operating leverage translated into an improvement in our operating efficiency ratio during the second quarter to 59.8%, from 61.4% in the first quarter and 63.2% in the comparable quarter a year ago. We also generated in the second quarter an ROA of 1.05% and an ROE of 11.23%. We have proven our ability to balance the need for investment to generate revenue with expense saves in other areas.”

Performance and Other Highlights

  Asset Quality – Total non-accrual loans were $6.9 million or 0.40% of loans outstanding at June 30, 2016 versus $5.5 million or 0.33% of loans outstanding at December 31, 2015 and $5.5 million or 0.37% of total loans outstanding at June 30, 2015. Total accruing loans delinquent 30 days or more were $1.4 million or 0.08% of loans outstanding at June 30, 2016 compared to $1.0 million or 0.06% of loans outstanding at December 31, 2015 and $4.6 million or 0.31% of loans outstanding at June 30, 2015. The Company recorded net loan recoveries of $35 thousand in the second quarter of 2016 versus net loan charge-offs of $5 thousand in the first quarter of 2016 and net loan recoveries of $726 thousand in the second quarter of 2015. The allowance for loan losses totaled $21.0 million at June 30, 2016 versus $20.7 million at December 31, 2015 and $20.1 million at June 30, 2015, representing 1.21%, 1.24% and 1.36% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans was 304%, 374% and 363% at June 30, 2016, December 31, 2015 and June 30, 2015, respectively. The Company held OREO amounting to $650 thousand at June 30 and March 31, 2016. The Company held no OREO during the other reported periods.
  Capital Strength – The Company’s capital ratios continue to exceed all regulatory requirements, including the individual minimum capital requirements that the OCC established for the Bank. The Company’s tier 1 leverage ratio was 9.66% at June 30, 2016 versus 9.77% at December 31, 2015 and 10.10% at June 30, 2015. The Company’s tier 1 risk-based capital ratio was 12.04% at June 30, 2016 versus 11.68% at December 31, 2015 and 12.01% at June 30, 2015. The Company’s total risk-based capital ratio was 13.24% at June 30, 2016 as compared to 12.89% at December 31, 2015 and 13.26% at June 30, 2015. The Company’s total stockholders’ equity to total assets ratio and the Company’s tangible common equity to tangible assets ratio (“TCE ratio”) were 9.58% and 9.46%, respectively, at June 30, 2016 versus 9.10% and 8.98%, respectively, at December 31, 2015 and 9.57% and 9.43%, respectively, at June 30, 2015. The ratio of total stockholders’ equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP TCE ratio presented herein.
  Core Deposits – Core deposits, consisting of demand, N.O.W., savings and money market accounts, totaled $1.723 billion at June 30, 2016 versus $1.556 billion at December 31, 2015 and $1.476 billion at June 30, 2015. Core deposits represented 88%, 87% and 86% of total deposits at June 30, 2016, December 31, 2015 and June 30, 2015, respectively. Demand deposits were $863 million at June 30, 2016, reflecting increases of 9.5% and 12.6% from $788 million and $766 million at December 31, 2015 and June 30, 2015, respectively. Demand deposits represented 44%, 44% and 45% of total deposits at June 30, 2016, December 31, 2015 and June 30, 2015, respectively.
  Loans – Loans outstanding at June 30, 2016 increased by $253 million, or 17.2%, to $1.73 billion when compared to June 30, 2015 and increased by $63 million, or 3.8%, when compared to December 31, 2015.
  Net Interest Margin – Net interest margin was 3.87% in the second quarter of 2016 versus 3.81% in the first quarter of 2016 and 4.20% in the second quarter of 2015. Adjusting for the impact of net non-accrual interest received in each period, the Company’s core net interest margin was 3.86% in the second quarter of 2016 as compared to 3.80% in the first quarter of 2016 and 3.98% in the second quarter of 2015. The average cost of funds was 0.20% in the second quarter of 2016 versus 0.23% in the first quarter of 2016 and 0.18% in the second quarter of 2015.
  Performance Ratios – Return on average assets and return on average common stockholders’ equity were 1.05% and 11.23%, respectively, in the second quarter of 2016 versus 0.89% and 9.64%, respectively, in the first quarter of 2016, and 1.06% and 10.88%, respectively, in the second quarter of 2015.

Earnings Summary for the Quarter Ended June 30, 2016

The Company recorded net income of $5.8 million during the second quarter of 2016 versus $5.1 million in the comparable quarter a year ago. The 13.0% improvement in second quarter 2016 net income resulted from a $1.2 million increase in net interest income and growth in non-interest income of $191 thousand, largely the result of a $457 thousand net gain on the sales of portfolio loans recorded in 2016. Partially offsetting these positive factors was a $145 thousand increase in total operating expenses and an increase in the effective tax rate to 27.2% in 2016 from 23.6% a year ago. The Company did not record a provision for loan losses in either the second quarter of 2016 or 2015.

The $1.2 million or 6.7% improvement in second quarter 2016 net interest income resulted from a $271 million (15.1%) increase in average total interest-earning assets. Partially offsetting the earning asset growth was a 33 basis point decline in the Company’s net interest margin to 3.87% in 2016 from 4.20% in 2015. The Company’s second quarter 2016 average total interest-earning asset yield was 4.07% versus 4.37% in the comparable 2015 quarterly period. The decrease in the interest-earning asset yield in 2016 resulted from a 38 basis point decline in the average loan yield to 4.19% in 2016 principally due to the receipt of $967 thousand in net non-accrual interest in 2015 versus $75 thousand in 2016. Adjusting for the impact of net non-accrual interest received in each period, the Company’s core net interest margin was 3.86% in the second quarter of 2016 versus 3.98% in the comparable 2015 period. The Company’s average balance sheet mix continued to improve as average loans increased by $336 million (23.7%) versus second quarter 2015. The average securities portfolio decreased by $79 million to $269 million in the second quarter of 2016 versus the comparable 2015 period. The average yield on the investment portfolio was 3.63% in 2016 versus 3.77% a year ago. At June 30, 2016, mortgage-backed securities, at 40%, made up the largest component of the Company’s investment portfolio. The available for sale securities portfolio had an unrealized pre-tax gain of $6.1 million and the entire securities portfolio had an estimated weighted average life of 3.3 years at June 30, 2016.

The Company’s average cost of total interest-bearing liabilities increased by five basis points to 0.35% in the second quarter of 2016 versus 0.30% in the comparable 2015 quarter. The Company’s total cost of funds, among the lowest in the industry, increased to 0.20% in the second quarter of 2016 versus 0.18% a year ago. Average core deposits increased $253 million (17.8%) to $1.7 billion during the second quarter of 2016 versus the second quarter of 2015, with average demand deposits representing 43% of second quarter 2016 average total deposits. Total deposits increased by $231 million or 13.4% to $1.9 billion at June 30, 2016 versus June 30, 2015. Core deposit balances, which represented 88% of total deposits at June 30, 2016, grew by $247 million or 16.7% during the same period. Average borrowings increased $17 million (23.8%) during the second quarter of 2016 compared to 2015 and were used, in part, to fund the growth in the Company’s loan portfolio. Total borrowings at June 30, 2016 were $15 million versus $65 million at the comparable 2015 date.

Non-interest income increased by $191 thousand in the second quarter of 2016 versus the comparable 2015 period. This improvement was principally due to an increase in net gain on the sales of portfolio loans (up $457 thousand) in the second quarter of 2016. Partially offsetting this improvement were reductions in service charges on deposits (down $209 thousand) and net gain on the sale of securities available for sale (down $142 thousand). The net gain on the sale of portfolio loans in the second quarter of 2016 resulted from two sales of performing multifamily loans in that period. No portfolio loans were sold in the second quarter of 2015.

Total operating expenses increased by $145 thousand or 1.1% in the second quarter of 2016 versus 2015 principally the result of growth in other operating expenses of $349 thousand, consulting and professional services expense of $75 thousand and equipment expense of $57 thousand. Partially offsetting these increases was a reduction in 2016 data processing costs of $280 thousand versus the comparable 2015 period. The increase in consulting and professional services expense was largely due to a $69 thousand increase in recruitment fees in 2016, while the increase in other operating expenses reflected a $255 thousand increase in expenses associated with loan appraisal and filing fees incurred during the second quarter of 2016. The improvement in data processing costs resulted from lower core systems expenses in 2016. The Company’s operating efficiency ratio improved to 59.8% in the second quarter of 2016 from 63.2% a year ago.

The Company did not record a provision for loan losses in the second quarter of 2016 or 2015.

The Company recorded income tax expense of $2.2 million in the second quarter of 2016 resulting in an effective tax rate of 27.2% versus an income tax expense of $1.6 million and an effective tax rate of 23.6% in the comparable period a year ago. The increase in the 2016 effective tax rate resulted from growth in pre-tax income taxed at the 35% federal rate, coupled with a reduction in tax-exempt securities income versus the comparable 2015 period.

Earnings Summary for the Six Months Ended June 30, 2016

The Company recorded net income of $10.6 million during the first six months of 2016 versus $9.1 million in the comparable 2015 period. The improvement in 2016 net income resulted principally from a $3.0 million increase in net interest income in the first half of 2016, partially offset by a $189 thousand increase in total operating expenses and an increase in the Company’s effective tax rate in 2016.

The $3.0 million or 8.8% improvement in June year-to-date 2016 net interest income resulted from a $259 million increase in average total interest-earning assets, offset in part by a 26 basis point contraction of the Company’s net interest margin to 3.84% in 2016 from 4.10% in 2015. The Company’s June year-to-date 2016 average total interest-earning asset yield was 4.05% versus 4.26% in the comparable 2015 year-to-date period. A lower average yield on the Company’s loan portfolio in the first half of 2016 versus the comparable 2015 period, down 25 basis points to 4.19%, was the primary driver of the reduction in the interest-earning asset yield. Excluding the impact of net non-accrual interest received in each year-to-date period, the Company’s core net interest margin was 3.82% in 2016 versus 3.99% in 2015. The Company’s average loan portfolio increased by $317 million (22.6%) versus June year-to-date 2015 while the average securities portfolio decreased by $67 million (19.0%) to $287 million in the same period. The average yield on the investment portfolio was 3.61% in this 2016 period versus 3.79% a year ago.

The Company’s average cost of total interest-bearing liabilities increased by eight basis points to 0.36% in the first six months of 2016 versus 0.28% in the comparable 2015 period. The Company’s total cost of funds increased by five basis points to 0.22% in the first half of 2016 versus 2015. Average core deposits increased by $248 million to $1.6 billion during the first six months of 2016 versus the comparable 2015 period, with average demand deposits representing 43% of year-to-date 2016 average total deposits. Average total deposits increased by $251 million or 15.5% to $1.9 billion during the first half of 2016 versus 2015. Average core deposit balances represented 88% of average total deposits during the same period. Average borrowings increased by $14 million during the first half of 2016 compared to 2015 and represented 6% of total average funding during the June 2016 year-to-date period.

The Company recorded a provision for loan losses of $250 thousand during the first six months of 2016 and 2015.

Total operating expenses increased by $189 thousand (0.7%) in the first half of 2016 versus 2015 as the result of growth in other operating expenses (up $595 thousand) and consulting and professional services (up $220 thousand), offset in part by a $671 thousand reduction in data processing costs. The Company’s operating efficiency ratio improved to 60.5% in the first six months of 2016 from 64.7% a year ago.

The Company recorded income tax expense of $4.1 million in the year-to-date June 2016 period resulting in an effective tax rate of 28.0% versus an income tax expense of $2.8 million and an effective tax rate of 23.6% in the comparable period a year ago.

Asset Quality

Non-accrual loans totaled $6.9 million or 0.40% of loans outstanding at June 30, 2016 versus $5.5 million or 0.33% of loans outstanding at December 31, 2015 and $5.5 million or 0.37% of total loans outstanding at June 30, 2015. The allowance for loan losses as a percentage of total non-accrual loans amounted to 304%, 374% and 363% at June 30, 2016, December 31, 2015 and June 30, 2015, respectively. Total accruing loans delinquent 30 days or more amounted to $1.4 million or 0.08% of loans outstanding at June 30, 2016 compared to $1.0 million or 0.06% of loans outstanding at December 31, 2015 and $4.6 million or 0.31% of loans outstanding at June 30, 2015.

Total criticized and classified loans were $25 million at June 30, 2016 versus $21 million at December 31, 2015 and $33 million at June 30, 2015. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $10 million at June 30, 2016 as compared to $12 million at December 31, 2015 and $18 million at June 30, 2015. The allowance for loan losses as a percentage of total classified loans was 204%, 170% and 114%, respectively, at the same dates.

At June 30, 2016, the Company had $10 million in troubled debt restructurings (“TDRs”), primarily consisting of commercial and industrial loans, commercial real estate loans, residential mortgages and home equity loans totaling $1 million, $3 million, $5 million and $1 million, respectively. The Company had TDRs amounting to $12 million and $13 million at December 31, 2015 and June 30, 2015, respectively.

At June 30, 2016, the Company’s allowance for loan losses amounted to $21.0 million or 1.21% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.24% at December 31, 2015 and 1.36% at June 30, 2015. The Company recorded net loan recoveries of $35 thousand in the second quarter of 2016 versus net loan charge-offs of $5 thousand in the first quarter of 2016 and net loan recoveries of $726 thousand in the second quarter of 2015. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, (0.01%) for the second quarter of 2016, 0.00% for the first quarter of 2016 and (0.21%) for the second quarter of 2015.

The Company held OREO amounting to $650 thousand at June 30 and March 31, 2016 resulting from the addition of one residential property during the first quarter of 2016. The Company held no OREO during the other reported periods.

Capital

Total stockholders’ equity was $210 million at June 30, 2016 compared to $197 million at December 31, 2015 and $191 million at June 30, 2015. The increase in stockholders’ equity versus June 30, 2015 was due principally to net income recorded during the last twelve months, net of dividends paid. The Company’s return on average common stockholders’ equity was 11.23% and 10.45% for the three and six month ended June 30, 2016 versus 10.88% and 9.85%, respectively, for the comparable 2015 periods.

The Bank’s tier 1 leverage, common equity tier 1 risk-based, tier 1 risk-based and total risk-based capital ratios were 9.55%, 11.90%, 11.90% and 13.10%, respectively, at June 30, 2016. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company’s capital ratios also exceeded all regulatory requirements, including the individual minimum capital requirements that the OCC established for the Bank, at June 30, 2016. The Company’s total stockholders’ equity to total assets ratio and the Company’s TCE ratio were 9.58% and 9.46%, respectively, at June 30, 2016 versus 9.10% and 8.98%, respectively, at December 31, 2015 and 9.57% and 9.43%, respectively, at June 30, 2015. The ratio of total stockholders’ equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP TCE ratio presented herein.

Corporate Information

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 27 branch offices in Nassau, Suffolk and Queens Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures of the Company’s TCE ratio, tangible common equity, tangible assets, core net income, core fully taxable equivalent (“FTE”) net interest income, core FTE net interest margin, core operating expenses, core non-interest income, core FTE non-interest income and core operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of core net income, core FTE net interest income and core FTE net interest margin for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the following tables. Such reconciliations for the TCE ratio, tangible common equity, tangible assets, core operating expenses, core non-interest income, core FTE non-interest income and core operating efficiency ratio are provided elsewhere herein.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2016	2015	2016	2015
CORE NET INCOME:
Net income, as reported	$5,785	$5,118	$10,623	$9,127

Adjustments:
Net non-accrual interest adjustment	(75)	(967)	(126)	(974)
OREO-related expenses	6	-	96	-
Total adjustments, before income taxes	(69)	(967)	(30)	(974)
Adjustment for reported effective income tax rate	(19)	(228)	(8)	(230)
Total adjustments, after income taxes	(50)	(739)	(22)	(744)

Core net income	$5,735	$4,379	$10,601	$8,383

	Three Months Ended June 30,				Six Months Ended June 30,
($ in thousands)	2016		2015		2016		2015
CORE NET INTEREST INCOME/MARGIN:
Net interest income/margin (FTE)	$19,829	3.87%	$18,760	4.20%	$39,008	3.84%	$36,255	4.10%

Net non-accrual interest adjustment	(75)	(0.01%)	(967)	(0.22%)	(126)	(0.02%)	(974)	(0.11%)

Core net interest income/margin (FTE)	$19,754	3.86%	$17,793	3.98%	$38,882	3.82%	$35,281	3.99%

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

Certain statements contained in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified, that are beyond the Company’s control and that could cause future results to vary materially from the Company’s historical performance or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: the ability to obtain regulatory approvals and meet other closing conditions to the merger with People’s United, including approval by Suffolk shareholders on the expected terms and schedule, and including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; difficulties and delays in integrating the Suffolk business or fully realizing cost savings and other benefits of the merger; business disruption following the merger; increased capital requirements mandated by the Company’s regulators, including the individual minimum capital requirements that the OCC established for the Bank; the Bank’s temporary limitation on the growth of its commercial real estate (“CRE”) portfolio and the potentially adverse impact thereof on the Company’s overall business, financial condition and results of operation due to the importance of the Bank’s CRE business to the Company’s overall business, financial condition and results of operation; any failure by the Bank to comply with the individual minimum capital ratios (including as a result of increases to the Bank’s allowance for loan losses), which may result in regulatory enforcement actions; the duration of the Bank’s limitation on the growth of its CRE portfolio, and the potentially adverse impact thereof on the Company’s overall business, financial condition and results of operation; the cost of compliance and significant amount of time required of management to comply with regulatory requirements; results of changes in law, regulations or regulatory practices; the Company’s ability to raise capital; competitive factors, including price competition; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; the Company’s ability to attract and retain key management and staff; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	June 30, 2016	December 31, 2015	June 30, 2015
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$52,396	$75,272	$78,344
Interest-bearing deposits due from banks	78,366	22,814	18,650
Total cash and cash equivalents	130,762	98,086	96,994
Federal Reserve and Federal Home Loan Bank stock and other investments	4,469	10,756	6,177
Investment securities:
Available for sale, at fair value	215,111	247,099	273,837
Held to maturity (fair value $31,011, $63,272 and $65,851, respectively)	29,466	61,309	63,618
Total investment securities	244,577	308,408	337,455
Loans	1,729,874	1,666,447	1,476,626
Allowance for loan losses	20,965	20,685	20,051
Net loans	1,708,909	1,645,762	1,456,575
Loans held for sale	2,790	1,666	3,132
Premises and equipment, net	25,659	23,240	23,601
Bank-owned life insurance	53,074	52,383	45,721
Deferred tax assets, net	12,391	15,845	15,681
Accrued interest and loan fees receivable	5,893	5,859	5,774
Goodwill and other intangibles	2,756	2,864	2,992
Other real estate owned ("OREO")	650	-	-
Other assets	4,445	3,723	4,118
TOTAL ASSETS	$2,196,375	$2,168,592	$1,998,220

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$863,048	$787,944	$766,444
Savings, N.O.W. and money market deposits	860,053	768,036	709,450
Subtotal core deposits	1,723,101	1,555,980	1,475,894
Time deposits	225,918	224,643	242,500
Total deposits	1,949,019	1,780,623	1,718,394
Borrowings	15,000	165,000	65,000
Unfunded pension liability	6,416	6,428	6,081
Capital leases	4,333	4,395	4,455
Other liabilities	11,300	14,888	13,139
TOTAL LIABILITIES	1,986,068	1,971,334	1,807,069
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized;
issued 14,057,992, 13,966,292 and 13,945,208, respectively;
outstanding 11,892,254, 11,800,554, and 11,779,470, respectively)	35,145	34,916	34,863
Surplus	47,727	46,239	45,102
Retained earnings	138,348	130,093	123,891
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)	(5,414)
Accumulated other comprehensive loss, net of tax	(5,499)	(8,576)	(7,291)
TOTAL STOCKHOLDERS' EQUITY	210,307	197,258	191,151
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$2,196,375	$2,168,592	$1,998,220

CONSOLIDATED STATEMENTS OF INCOME
(unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
INTEREST INCOME
Loans and loan fees	$18,041	$15,995	$35,263	$30,564
U.S. Government agency obligations	197	531	615	1,072
Obligations of states and political subdivisions	924	1,276	1,918	2,611
Collateralized mortgage obligations	100	176	179	358
Mortgage-backed securities	473	443	937	888
Corporate bonds	162	45	308	83
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	29	20	58	43
Dividends	108	90	183	150
Total interest income	20,034	18,576	39,461	35,769
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	510	294	1,023	568
Time deposits	336	353	684	647
Borrowings	166	108	408	216
Total interest expense	1,012	755	2,115	1,431
Net interest income	19,022	17,821	37,346	34,338
Provision for loan losses	-	-	250	250
Net interest income after provision for loan losses	19,022	17,821	37,096	34,088
NON-INTEREST INCOME
Service charges on deposit accounts	614	823	1,390	1,570
Other service charges, commissions and fees	684	680	1,295	1,273
Net gain on sale of securities available for sale	18	160	24	186
Net gain on sale of portfolio loans	457	-	457	198
Net gain on sale of mortgage loans originated for sale	73	61	147	205
Income from bank-owned life insurance	345	303	691	612
Other operating income	50	23	129	97
Total non-interest income	2,241	2,050	4,133	4,141
OPERATING EXPENSES
Employee compensation and benefits	8,482	8,516	17,148	17,122
Occupancy expense	1,346	1,373	2,788	2,835
Equipment expense	461	404	847	789
Consulting and professional services	619	544	1,102	882
FDIC assessment	291	286	584	576
Data processing	234	514	413	1,084
Other operating expenses	1,886	1,537	3,589	2,994
Total operating expenses	13,319	13,174	26,471	26,282
Income before income tax expense	7,944	6,697	14,758	11,947
Income tax expense	2,159	1,579	4,135	2,820
NET INCOME	$5,785	$5,118	$10,623	$9,127

EARNINGS PER COMMON SHARE - BASIC	$0.49	$0.44	$0.90	$0.78
EARNINGS PER COMMON SHARE - DILUTED	$0.48	$0.43	$0.89	$0.77

CONSOLIDATED STATEMENTS OF INCOME
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
INTEREST INCOME
Loans and loan fees	$18,041	$17,222	$16,552	$15,798	$15,995
U.S. Government agency obligations	197	418	477	530	531
Obligations of states and political subdivisions	924	994	1,049	1,114	1,276
Collateralized mortgage obligations	100	79	86	149	176
Mortgage-backed securities	473	464	438	441	443
Corporate bonds	162	146	132	96	45
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	29	29	12	7	20
Dividends	108	75	59	71	90
Total interest income	20,034	19,427	18,805	18,206	18,576
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	510	513	477	338	294
Time deposits	336	348	379	396	353
Borrowings	166	242	132	94	108
Total interest expense	1,012	1,103	988	828	755
Net interest income	19,022	18,324	17,817	17,378	17,821
Provision for loan losses	-	250	-	350	-
Net interest income after provision for loan losses	19,022	18,074	17,817	17,028	17,821
NON-INTEREST INCOME
Service charges on deposit accounts	614	776	723	749	823
Other service charges, commissions and fees	684	611	686	759	680
Net gain on sale of securities available for sale	18	6	-	133	160
Net gain on sale of portfolio loans	457	-	-	370	-
Net gain on sale of mortgage loans originated for sale	73	74	66	85	61
Income from bank-owned life insurance	345	346	356	306	303
Other operating income	50	79	195	25	23
Total non-interest income	2,241	1,892	2,026	2,427	2,050
OPERATING EXPENSES
Employee compensation and benefits	8,482	8,666	8,344	7,980	8,516
Occupancy expense	1,346	1,442	1,439	1,401	1,373
Equipment expense	461	386	437	410	404
Consulting and professional services	619	483	668	609	544
FDIC assessment	291	293	280	226	286
Data processing	234	179	533	506	514
Nonrecurring project costs	-	-	1,443	-	-
Other operating expenses	1,886	1,703	1,860	1,536	1,537
Total operating expenses	13,319	13,152	15,004	12,668	13,174
Income before income tax expense	7,944	6,814	4,839	6,787	6,697
Income tax expense	2,159	1,976	1,202	1,864	1,579
NET INCOME	$5,785	$4,838	$3,637	$4,923	$5,118
EARNINGS PER COMMON SHARE - BASIC	$0.49	$0.41	$0.31	$0.42	$0.44
EARNINGS PER COMMON SHARE - DILUTED	$0.48	$0.41	$0.31	$0.42	$0.43
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10	$0.10	$0.10	$0.06

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
EARNINGS:
Earnings per common share - diluted	$0.48	$0.43	$0.89	$0.77
Net income	5,785	5,118	10,623	9,127
Net interest income	19,022	17,821	37,346	34,338
Cash dividends per common share	0.10	0.06	0.20	0.12
AVERAGE BALANCES:
Total assets	$2,221,138	$1,937,138	$2,204,544	$1,921,347
Loans and performing loans held for sale	1,752,568	1,416,310	1,716,730	1,399,776
Investment securities	268,740	347,895	286,539	353,622
Interest-earning assets	2,061,334	1,790,551	2,042,737	1,783,798
Demand deposits	823,834	721,907	794,993	695,407
Core deposits (1)	1,675,928	1,422,782	1,638,267	1,390,192
Total deposits	1,904,615	1,656,539	1,865,555	1,614,702
Borrowings	85,897	69,391	110,152	96,600
Stockholders' equity	207,119	188,605	204,388	186,784
FINANCIAL PERFORMANCE RATIOS:
Return on average assets	1.05%	1.06%	0.97%	0.96%
Return on average stockholders' equity	11.23%	10.88%	10.45%	9.85%
Average loans/average deposits	92.02%	85.50%	92.02%	86.69%
Average core deposits/average deposits	87.99%	85.89%	87.82%	86.10%
Average demand deposits/average deposits	43.25%	43.58%	42.61%	43.07%
Net interest margin (FTE)	3.87%	4.20%	3.84%	4.10%
Operating efficiency ratio (2)	59.76%	63.19%	60.54%	64.72%
Core operating efficiency ratio (3)	59.96%	66.26%	60.71%	66.31%

(1) Demand, savings, N.O.W. and money market deposits.

(2) The operating efficiency ratio is calculated by dividing operating expenses less OREO-related expenses by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on sales of available for sale securities.

(3) The core operating efficiency ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate core operating efficiency. Since there is no authoritative requirement to calculate this ratio, our ratio is not necessarily comparable to similar efficiency measures disclosed or used by other companies in the financial services industry. The core operating efficiency ratio is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. The reconciliation of core operating expenses to U.S. GAAP total operating expenses and core non-interest income to U.S. GAAP total non-interest income and the calculation of the core operating efficiency ratio are set forth below:

Core operating expenses:
Total operating expenses	$13,319	$13,174	$26,471	$26,282
Adjust for OREO-related expenses	(6)	-	(96)	-
Core operating expenses	13,313	13,174	26,375	26,282
Core non-interest income:
Total non-interest income	2,241	2,050	4,133	4,141
Adjustments	-	-	-	-
Core non-interest income	2,241	2,050	4,133	4,141
Adjust for tax-equivalent basis	225	198	451	400
Core FTE non-interest income	2,466	2,248	4,584	4,541
Core operating efficiency ratio:
Core operating expenses	13,313	13,174	26,375	26,282
Core FTE net interest income	19,754	17,793	38,882	35,281
Core FTE non-interest income	2,466	2,248	4,584	4,541
Adjust for net gain on sale of securities available for sale	(18)	(160)	(24)	(186)
Total FTE revenue	22,202	19,881	43,442	39,636
Core operating expenses/total FTE revenue	59.96%	66.26%	60.71%	66.31%

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands)

RECONCILIATION OF BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

		Three Months Ended June 30,		Six Months Ended June 30,
		2016	2015	2016	2015

Weighted average common shares outstanding		11,752,657	11,630,056	11,733,742	11,616,565
Weighted average unvested restricted shares		122,889	118,012	118,629	104,831
Weighted average shares for basic earnings per share		11,875,546	11,748,068	11,852,371	11,721,396
Additional diluted shares:
Stock options		70,173	74,494	70,876	71,911
Weighted average shares for diluted earnings per share		11,945,719	11,822,562	11,923,247	11,793,307

CAPITAL RATIOS:
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Suffolk Bancorp:
Tier 1 leverage ratio	9.66%	9.52%	9.77%	9.95%	10.10%
Common equity tier 1 risk-based capital ratio	12.04%	11.48%	11.68%	11.98%	12.01%
Tier 1 risk-based capital ratio	12.04%	11.48%	11.68%	11.98%	12.01%
Total risk-based capital ratio	13.24%	12.65%	12.89%	13.21%	13.26%
Tangible common equity ratio (1)	9.46%	8.91%	8.98%	9.38%	9.43%
Total stockholders' equity/total assets (2)	9.58%	9.03%	9.10%	9.51%	9.57%

Suffolk County National Bank:
Tier 1 leverage ratio	9.55%	9.30%	9.58%	9.78%	9.95%
Common equity tier 1 risk-based capital ratio	11.90%	11.21%	11.45%	11.77%	11.83%
Tier 1 risk-based capital ratio	11.90%	11.21%	11.45%	11.77%	11.83%
Total risk-based capital ratio	13.10%	12.38%	12.66%	13.01%	13.08%
Tangible common equity ratio (1)	9.35%	8.70%	8.79%	9.22%	9.29%
Total stockholders' equity/total assets (2)	9.46%	8.81%	8.91%	9.34%	9.42%

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. With respect to the calculation of the actual unaudited
TCE ratios at June 30, 2016, reconciliations of tangible common equity to U.S. GAAP total common stockholders’ equity and tangible assets to U.S. GAAP total assets are set forth below:

Suffolk Bancorp:
Total stockholders' equity	$210,307		Total assets	$2,196,375	9.58%
Less: intangible assets	(2,756)		Less: intangible assets	(2,756)
Tangible common equity	$207,551		Tangible assets	$2,193,619	9.46%

Suffolk County National Bank:
Total stockholders' equity	$207,800		Total assets	$2,195,982	9.46%
Less: intangible assets	(2,756)		Less: intangible assets	(2,756)
Tangible common equity	$205,044		Tangible assets	$2,193,226	9.35%

(2) The ratio of total stockholders' equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP tangible common equity ratio presented herein.

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Periods Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015

LOAN DISTRIBUTION (1):
Commercial and industrial	$215,960	$195,321	$189,769	$181,116	$196,881
Commercial real estate	734,586	718,934	696,787	648,132	598,866
Multifamily	426,367	480,678	426,549	392,921	361,309
Mixed use commercial	84,070	83,421	78,787	64,381	50,372
Real estate construction	40,452	37,373	37,233	32,896	31,628
Residential mortgages	178,504	181,649	186,313	186,545	182,828
Home equity	44,655	45,447	44,951	46,990	48,298
Consumer	5,280	5,249	6,058	6,539	6,444
Total loans	$1,729,874	$1,748,072	$1,666,447	$1,559,520	$1,476,626
Sequential quarter growth rate	(1.04%)	4.90%	6.86%	5.61%	6.83%
Period-end loans/deposits ratio	88.76%	93.46%	93.59%	86.84%	85.93%

FUNDING DISTRIBUTION:
Demand	$863,048	$790,678	$787,944	$801,212	$766,444
N.O.W.	134,562	143,862	130,968	123,553	130,583
Savings	350,565	337,657	326,469	326,711	310,055
Money market	374,926	368,331	310,599	308,816	268,812
Total core deposits	1,723,101	1,640,528	1,555,980	1,560,292	1,475,894
Time	225,918	229,841	224,643	235,539	242,500
Total deposits	1,949,019	1,870,369	1,780,623	1,795,831	1,718,394
Borrowings	15,000	160,000	165,000	50,000	65,000
Total funding sources	$1,964,019	$2,030,369	$1,945,623	$1,845,831	$1,783,394
Sequential quarter growth rate - total deposits	4.21%	5.04%	(0.85%)	4.51%	7.96%
Period-end core deposits/total deposits ratio	88.41%	87.71%	87.38%	86.88%	85.89%
Period-end demand deposits/total deposits ratio	44.28%	42.27%	44.25%	44.62%	44.60%
Cost of funds for the quarter	0.20%	0.23%	0.21%	0.18%	0.18%

EQUITY:
Common shares outstanding	11,892,254	11,853,564	11,800,554	11,790,512	11,779,470
Stockholders' equity	$210,307	$203,717	$197,258	$196,540	$191,151
Book value per common share	17.68	17.19	16.72	16.67	16.23
Tangible common equity	207,551	200,883	194,394	193,625	188,159
Tangible book value per common share	17.45	16.95	16.47	16.42	15.97

(1) Excluding loans held for sale.

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$4,118	$4,128	$1,954	$3,662	$1,785
Commercial real estate	2,174	1,959	1,733	1,746	1,759
Residential mortgages	421	724	1,358	1,424	1,465
Home equity	185	186	406	548	355
Consumer	-	1	77	121	165
Total non-accrual loans	6,898	6,998	5,528	7,501	5,529
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	6,898	6,998	5,528	7,501	5,529
Non-accrual loans held for sale	-	-	-	-	-
OREO	650	650	-	-	-
Total non-performing assets	$7,548	$7,648	$5,528	$7,501	$5,529
Additions to non-accrual loans during the quarter	$259	$2,519	$50	$3,118	$63
Total non-accrual loans/total loans (2)	0.40%	0.40%	0.33%	0.48%	0.37%
Total non-performing loans/total loans (2)	0.40%	0.40%	0.33%	0.48%	0.37%
Total non-performing assets/total assets	0.34%	0.34%	0.25%	0.36%	0.28%

Troubled debt restructurings ("TDRs") (2):
Total TDRs	$10,156	$11,343	$11,563	$12,560	$12,932
Performing TDRs	8,125	9,267	9,239	10,172	10,091

Criticized and classified loans (2):
Special mention	$14,862	$6,637	$9,197	$14,080	$15,466
Substandard/doubtful	10,296	11,218	12,190	15,238	17,616
Total criticized and classified loans	$25,158	$17,855	$21,387	$29,318	$33,082

Activity in the allowance for loan losses:
Balance at beginning of period	$20,930	$20,685	$20,315	$20,051	$19,325
Less: charge-offs	9	66	3	253	9
Recoveries	44	61	373	167	735
Provision for loan losses	-	250	-	350	-
Balance at end of period	$20,965	$20,930	$20,685	$20,315	$20,051
Allowance for loan losses/non-accrual loans (1) (2)	304%	299%	374%	271%	363%
Allowance for loan losses/non-performing loans (1) (2)	304%	299%	374%	271%	363%
Allowance for loan losses/total loans (1) (2)	1.21%	1.20%	1.24%	1.30%	1.36%

Net (recoveries) charge-offs:
Commercial and industrial	$(28)	$(45)	$(350)	$114	$(693)
Commercial real estate	(8)	(10)	(11)	(10)	(11)
Residential mortgages	(3)	(2)	(1)	(4)	(16)
Home equity	(3)	6	(5)	(10)	(5)
Consumer	7	56	(3)	(4)	(1)
Total net (recoveries) charge-offs	$(35)	$5	$(370)	$86	$(726)
Net (recoveries) charge-offs (annualized)/average loans	(0.01%)	0.00%	(0.09%)	0.02%	(0.21%)

Delinquencies and non-accrual loans
as a % of total loans (1):
Loans 30 - 59 days past due	0.04%	0.05%	0.05%	0.05%	0.11%
Loans 60 - 89 days past due	0.04%	0.02%	0.01%	0.01%	0.20%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.08%	0.07%	0.06%	0.06%	0.31%
Non-accrual loans	0.40%	0.40%	0.33%	0.48%	0.37%
Total delinquent and non-accrual loans	0.48%	0.47%	0.39%	0.54%	0.68%

(1) At period end.
(2) Excluding loans held for sale.

NET INTEREST INCOME ANALYSIS
For the Three Months Ended June 30, 2016 and 2015
(unaudited, dollars in thousands)

	2016			2015
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$268,740	$2,428	3.63%	$347,895	$3,269	3.77%
Federal Reserve and Federal Home Loan Bank stock
and other investments	7,606	108	5.71	6,274	90	5.75
Federal funds sold, securities purchased under agreements
to resell and interest-bearing deposits due from banks	32,420	29	0.36	20,072	20	0.40
Loans and performing loans held for sale (2)	1,752,568	18,276	4.19	1,416,310	16,136	4.57
Total interest-earning assets	2,061,334	$20,841	4.07%	1,790,551	$19,515	4.37%
Non-interest-earning assets	159,804			146,587
Total assets	$2,221,138			$1,937,138

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$852,094	$510	0.24%	$700,875	$294	0.17%
Time deposits	228,687	336	0.59	233,757	353	0.61
Total savings and time deposits	1,080,781	846	0.31	934,632	647	0.28
Borrowings	85,897	166	0.78	69,391	108	0.62
Total interest-bearing liabilities	1,166,678	1,012	0.35	1,004,023	755	0.30
Demand deposits	823,834			721,907
Other liabilities	23,507			22,603
Total liabilities	2,014,019			1,748,533
Stockholders' equity	207,119			188,605
Total liabilities and stockholders' equity	$2,221,138			$1,937,138
Total cost of funds			0.20%			0.18%
Net interest rate spread			3.72%			4.07%
Net interest income/margin		19,829	3.87%		18,760	4.20%
Less tax-equivalent basis adjustment		(807)			(939)
Net interest income		$19,022			$17,821

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $572 and $798 in 2016 and 2015, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $235 and $141 in 2016 and 2015, respectively.

NET INTEREST INCOME ANALYSIS
For the Six Months Ended June 30, 2016 and 2015
(unaudited, dollars in thousands)

	2016			2015
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$286,539	$5,143	3.61%	$353,622	$6,647	3.79%
Federal Reserve and Federal Home Loan Bank stock
and other investments	8,492	183	4.33	7,299	150	4.14
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	30,976	58	0.38	23,101	43	0.38
Loans and performing loans held for sale (2)	1,716,730	35,739	4.19	1,399,776	30,846	4.44
Total interest-earning assets	2,042,737	$41,123	4.05%	1,783,798	$37,686	4.26%
Non-interest-earning assets	161,807			137,549
Total assets	$2,204,544			$1,921,347

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$843,274	$1,023	0.24%	$694,785	$568	0.16%
Time deposits	227,288	684	0.61	224,510	647	0.58
Total savings and time deposits	1,070,562	1,707	0.32	919,295	1,215	0.27
Borrowings	110,152	408	0.74	96,600	216	0.45
Total interest-bearing liabilities	1,180,714	2,115	0.36	1,015,895	1,431	0.28
Demand deposits	794,993			695,407
Other liabilities	24,449			23,261
Total liabilities	2,000,156			1,734,563
Stockholders' equity	204,388			186,784
Total liabilities and stockholders' equity	$2,204,544			$1,921,347
Total cost of funds			0.22%			0.17%
Net interest rate spread			3.69%			3.98%
Net interest income/margin		39,008	3.84%		36,255	4.10%
Less tax-equivalent basis adjustment		(1,662)			(1,917)
Net interest income		$37,346			$34,338

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $1,186 and $1,635 in 2016 and 2015, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $476 and $282 in 2016 and 2015, respectively.

CONTACT:
Investor and Press:
Suffolk Bancorp
Brian K. Finneran, 631-208-2400
Executive Vice President & Chief Financial Officer
invest@scnb.com